BRANDES INVESTMENT TRUST

FIRST AMENDMENT TO AMENDED AND RESTATED INVESTMENT ADVISORY

AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT is made as of November 16, 2023, by and between BRANDES INVESTMENT TRUST (the “Trust”), a statutory trust organized under the laws of the State of Delaware, and BRANDES INVESTMENT PARTNERS, L.P. (the “Advisor”), a Delaware limited partnership.

WHEREAS, the parties entered into an Amended and Restated Investment Advisory Agreement dated November 18, 2021, for the provision of certain investment advisory services to various series of the Trust by the Advisor (the “Advisory Agreement”); and

WHEREAS, the parties wish to amend Schedule A of the Advisory Agreement to remove the Brandes U.S. Value Fund;

NOW, THEREFORE, in consideration of the mutual promises and agreement contained herein and other good and valuable consideration, the receipt of which is acknowledged, the parties hereto agree that the Advisory Agreement shall be amended as set forth herein.

IN WITNESS WHEREOF, the parties hereto have cause the foregoing instrument to be executed by duly authorized persons as of the date set forth above.

BRANDES INVESTMENT TRUST		BRANDES INVESTMENT PARTNERS, L.P.

By:	/s/ Jeff Busby	By:	/s/ Brent Woods
Title:	President	Title:	Chief Executive Officer

SCHEDULE A

BRANDES INVESTMENT TRUST

Advisory Fee Schedule

Series of Brandes Investment Trust	Annual Advisory Fee	Effective Date
Brandes Core Plus Fixed Income Fund	0.35%	January 1, 2008
Brandes Global Equity Fund	0.80%	October 1, 2008
Brandes International Equity Fund	0.75% on average daily net assets up to $2.5 billion; 0.70% between $2.5 billion and $5.0 billion; 0.67% on average daily net assets greater than $5.0 billion.	December 16, 1996
Brandes Emerging Markets Value Fund	0.95% on average daily net assets under $2.5 billion; 0.90% on average daily net assets from $2.5 billion to $5.0 billion; 0.85% on assets greater than $5.0 billion.	January 31, 2011
SMART Fund	0.00%	October 3, 2005
Brandes International Small Cap Equity Fund	0.95% on average daily net assets up to $1.0 billion; 0.90% on average daily net assets greater than $1 billion.	January 30, 2012
Brandes Small Cap Value Fund	0.70%	August 12, 2021